EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 23rd day of June, 2006, between Ulta Salon, Cosmetics & Fragrance, Inc., a Delaware corporation (the “Company”) and Lyn Kirby (the “Executive”).
RECITALS
     A. The Company and the Executive previously have entered into an Amended and Restated Employment Agreement, dated as of March 15, 2002 (the “Prior Agreement”), pursuant to which the Company currently employs the Executive; and
     B. The Company and the Executive each have determined that it would be to the advantage and best interest of the Company and the Executive to terminate the Prior Agreement and enter into this Agreement as a means of extending Executive’s current employment and modifying certain of the Executive’s and the Company’s obligations and responsibilities under the Prior Agreement; and
     C. The Company and the Executive desire to have the Prior Agreement terminate and that this Agreement supersedes the Prior Agreement in all respects;
     D. It is the desire of the Company to continue employing the Executive as the Company’s president and chief executive officer as described in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
ARTICLE I.
SERVICES AND TERM
     1.1 Services. The Company agrees to continue employing the Executive, and the Executive accepts such employment upon the terms set forth in this Agreement. The Executive shall report directly to, and receive direction from, the Board of Directors of the Company (the “Board”). Executive shall serve as the Company’s President and Chief Executive Officer and will be primarily responsible for overseeing the implementation of the Company’s business strategy and such other duties as reasonably determined, from time to time, by the Board. Notwithstanding the foregoing, the Executive acknowledges and agrees upon request of the Board that she will assist and cooperate with the Board to establish and implement a successorship strategy in which she will (a) transition the President and Chief Executive Officer duties to a successor chosen by the Board and (b) become the Executive Chairman of the Board.
     1.2 Services to Subsidiaries. Executive will also serve, without further compensation, in such capacities of each subsidiary of the Company as specified by the Board.
     1.3 Term. The term of employment under this Agreement (the “Term”) shall begin on February 1, 2006 (the “Commencement Date”) and end on the last day of the

Company’s fiscal year (the “Fiscal Year”) ending in February 2008, unless otherwise sooner terminated by the parties under Article III. The Term shall automatically renew for additional one year period(s), unless either party provides written notice to the other of their intent not to renew the term at least sixty (60) days prior to the then expiration of the Term or as otherwise terminated as herein provided.
ARTICLE II.
COMPENSATION PACKAGE
     2.1 Compensation. The Company shall pay Executive a base salary of $600,000 per year (the “Base Salary”) in accordance with the normal payment procedures of the Company and subject to such withholding and other normal employee deductions as may be required by law. The Board shall perform a performance review of Executive after the end of each Fiscal Year, beginning with the Fiscal Year ending in 2006. In connection with such review the Board may adjust Executive’s Base Salary after taking into account Executive’s and the Company’s performance, and such other factors as the Board deems appropriate; provided, however, Executive’s Base Salary may not be decreased without Executive’s express written consent unless the decrease is pursuant to a general compensation reduction applicable to all, or substantially all, officers of the Company.
     2.2 Benefits. During the Term, Executive shall be eligible to participate in such medical, health, pension, welfare, and insurance plans offered by the Company as she elects from time to time (subject to the terms of such plans), and to receive other fringe benefits that are at least as favorable as the fringe benefits generally provided to other senior officers of the Company at the time such other fringe benefits are made available to them.
     2.3 Bonus. Each Fiscal Year during the Term, beginning with the Fiscal Year ending in 2007, Executive will be eligible to earn a cash performance bonus targeted at $750,000 (the “Target Bonus”). Each Fiscal Year the Board shall establish performance targets based on sales, earnings before interest and taxes, and other pre-established performance objectives. The actual bonus will be (a) determined based upon the achievement of the performance targets set by the Board, (b) earned in full by the Executive as of the last day of the related Fiscal Year, if the set performance targets are in fact met, and (c) paid to Executive no later than April 15 following the end of the related Fiscal Year, unless it is administratively not practicable to make payment by April 15 due to unforeseen circumstances, in which case it shall be paid as soon as administratively practical to make such payment but no later than December 31 of such year. If the established performance targets are met or exceeded, then the Target Bonus will be paid to Executive. The Board in its sole discretion may pay Executive an amount in excess of the Target Bonus. Appendix I sets forth the calculation of bonus payments for the Fiscal Year ending in February 2007.
     2.4 Loan. At the Executive’s request, the Company will loan Executive up to $4,094,340 in order that Executive may exercise previously granted options to purchase shares of the Company’s common stock. Such loan will be secured by the shares purchased upon exercise of the options and will be recourse against the Executive’s other assets. Interest on such loan will be the minimum interest rate applicable to mid-term obligations in order that such loan will not be treated as having a below market rate of interest for Federal income tax purposes.

Executive shall be obligated to repay interest accrued each year from the proceeds of any bonus paid under Section 2.3. Executive may prepay the loan at anytime, but will be required to repay the loan in full upon the earliest to occur of: the date (i) immediately prior to the Company becoming an “issuer” under the Sarbanes-Oxley Act of 2002, either by filing a Form S-1 registration statement with the Securities and Exchange Commission or otherwise (an “IPO”), (ii) expiration of the time period provided under the terms of her option agreements and the Company’s stockholders’ agreements for repurchase of shares following termination of employment, or (iii) five years from the date of the loan. If Executive is required to repay the loan upon an IPO, if not informed of another form of payment, the Company shall repurchase or offset the loan balance by the amount of shares of Common Stock necessary to repay the loan at the then fair market value of such shares.
     2.5 Business Expenses. The Company will reimburse Executive for reasonable business-related expenses incurred by her in connection with the performance of her duties hereunder upon presentation of written documentation, subject, however, to the Company’s reasonable policies relating to business-related expenses as then in effect from time to time. The Company will reimburse the Executive for legal expenses incurred in the negotiation and documentation of this Agreement in an amount not to exceed $10,000.
     2.6 Vacation. Executive shall be entitled to four weeks of annual vacation to be accrued and taken in accordance with the Company’s vacation policy for senior executives.
     2.7 Indemnification. Executive shall be entitled to the same indemnification under the terms of the Company’s By-Laws and Articles of Incorporation as is provided, and such liability insurance as the Company may from time to time purchase, for its Board members and senior officer.
     2.8 Additional Equity. In the event the Board adopts a program for grants of equity compensation to officers of the Company in connection with or contemplation of an initial public offering, Executive shall be eligible to be considered for additional equity grants under such program; provided, however, that nothing contained herein guarantees any level of grant.
ARTICLE III.
TERMINATION OF SERVICES
     3.1 Automatic Termination. This Agreement, the Executive’s employment with the Company and the Company’s obligations to the Executive under Article II will terminate:
          (a) Death. Automatically, upon the Executive’s death;
          (b) Resignation. Upon the date specified by the Executive at the time of her resignation;
          (c) Disability. Upon the date elected by the Company, after the failure of the Executive to render services to the Company for a continuous period of six (6) months because of the Executive’s physical or mental disability or illness (“Disability”). If there should be any dispute between the parties as to the Executive’s physical or mental disability at any time, such question shall be settled by the opinion of an impartial reputable physician agreed upon for such purpose by the parties or their representatives. The certificate of such physician as to the matter in dispute shall be final and binding on the parties.
          (d) Cause. Immediately, upon notice to the Executive that the Company is terminating her for Cause. For purpose of this Agreement “Cause” means (i) the Executive’s gross misconduct, including any intentional or grossly negligent breach of the Company’s policies and procedures, including its policies relating to discrimination, harassment or trading in the Company’s securities, or any material breach of the Company’s Policy Regarding Noncompetition, Nonsolicitation and Confidential Information (the “Policy”); (ii) conviction of, or plea of guilty or nolo contendere by the Executive with respect to a felony; or (iii) any act of fraud, dishonesty or moral turpitude committed by the Executive which is materially detrimental to the business or reputation of the Company as determined by the Board.
          (e) Termination without Cause. Upon the date specified by the Company, upon written notice to the Executive that her employment is being terminated without Cause.
          (f) Expiration of Term. The expiration or non-renewal of the Term as provided in Section 1.3 hereof.
     3.2 Payment on Termination with Cause or Without Good Reason. In the event that Executive’s employment is terminated for Cause or by the Executive without Good Reason (as defined below), Executive shall be entitled to receive (a) all earned but unpaid Base Salary through and including the date of termination; (b) all earned but unpaid bonus for any Fiscal Year ending prior to the date of termination; (c) accrued, but unused, vacation time; (d) reimbursement of unreimbursed business expenses incurred prior to the date of termination; and (e) any vested benefits under the Company’s employee benefit plans, in accordance with their terms (collectively the “Accrued Compensation”).
     3.3 Payment on Termination without Cause, for Good Reason or Nonrenewal of Term. Subject to Executive’s continuing compliance with the provisions of Section 4.3 of this Agreement and the Policy referred to therein and execution by the Executive of a binding general waiver and release of claims in a form agreed upon by the parties (a “Release”), if Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason or upon expiration/non-renewal of the Term by reason of the Company providing Executive notice of nonrenewal in accordance with Section 1.3, then in addition to the Accrued Compensation, the Executive shall be entitled to receive in full settlement of all obligations of the Company under this Agreement continuation of the Base Salary (at the rate in effect at the termination date) for a period of one year following the date of termination, which payments shall be made ratably in accordance with the Company’s ordinary payroll practices in effect during such period.
     For purposes of this Agreement, “Good Reason” shall mean: (i) without the consent of the Executive, an adverse or material change in Executive’s reporting responsibilities and/or diminution of any material duties or responsibilities previously assigned to Executive by the Board; (ii) the failure of the Company to pay Executive Base Salary or bonus earned as required by Article II of this Agreement or to perform its other material obligations hereunder;

(iii) a significant reduction in Executive’s overall compensation (Base Salary and bonus on a combined basis), other than based on performance, unless such modification applies generally to the senior executives of the Company. Executive must give written notice to the Company within thirty (30) days of the event giving rise to Good Reason and the Company must fail to cure within thirty (30) days of such notice in order for such event to qualify as a Good Reason termination. In no event shall implementation of a successorship strategy by the Company under Section 1.1 give rise to Good Reason under this Agreement.
     3.4 Payment upon Death or Disability. In addition to the Accrued Compensation, in the event that Executive’s employment is terminated by reason of death or Disability, Executive (or in the event of Executive’s death, Executive’s estate) shall be entitled to receive, subject to the execution by Executive (or as appropriate the executor of Executive’s estate or Executive’s guardian) of a binding Release, payment of a lump-sum equal to the Base Salary (at the rate in effect at the time of death or Disability) for a one year period minus the amount of any payments that Executive is entitled to receive from any disability insurance that may be provided at such time by the Company.
ARTICLE IV.
COVENANTS
     4.1 Services as President and Chief Executive Officer. Executive hereby covenants and agrees that she will faithfully and in conformity with the directions of the Board perform her duties as President and Chief Executive Officer, and that she shall devote to the performance of said duties all such time and attention as they shall reasonably require.
     4.2 No Detraction From Performance. The Executive hereby consents and agrees that she will not, without the express consent of the Board, become engaged in any business other than that of the Company, which interferes with her duties and responsibilities to the Company.
     4.3 Policy Regarding Noncompetition, Nonsolicitation and Confidential Information. Executive has signed the Policy and agrees to continue complying with the terms of the Policy.
     4.4 Remedies. The Executive and the Company agree that the Company will be irreparably harmed by any violation or threatened violation of any of the foregoing provisions of this Article 4 if such provisions are not specifically enforced and therefore that the Company shall be entitled to an injunction restraining any violation of such provisions by the Executive, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy to which the Company may be entitled under this Agreement or at law.
     4.5 Non-Disparagement. Neither Executive nor the Company shall make defamatory or disparaging remarks about the other following the termination of Executive’s employment with the Company.

ARTICLE V.
MISCELLANEOUS
     5.1 Successors. This Agreement shall inure to the benefit of the Company and its successors and assigns, as applicable. If the Company shall merge or consolidate with or into, or transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding on, and run to the benefit of, the successor of the Company resulting from such merger, consolidation, or transfer. The Executive shall not assign, pledge, or encumber her interest in this Agreement, or any part thereof, without the prior written consent of the Company, and any such attempt to assign, pledge or encumber any interest in this Agreement shall be null and void and shall have no effect whatsoever.
     5.2 Governing Law. This Agreement is being made and executed in and is intended to be performed in the State of Illinois and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Illinois, without regard to the conflict of laws principles thereof.
     5.3 Entire Agreement. This Agreement, the promissory note and pledge agreement evidencing the loan under Section 2.4 hereof, all option and restricted stock agreements previously entered into between Executive and the Company and the Policy (collectively the “Governing Agreements”) comprise the entire agreements between the parties hereto relating to the subject matter hereof and as of the Commencement Date, this Agreement supersedes, cancels and annuls the Prior Agreement and all previous agreements between the Company (and/or its predecessors) and the Executive, as the same may have been amended or modified, and any right of the Executive thereunder (other than the Governing Agreements) and all other prior oral agreements between the Executive and the Company or any predecessor to the Company. The terms of this Agreement, including by reference the Governing Agreements are intended by the parties to be the final expression of their agreement with respect to the retention of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.
     5.4 Gender. Words in the masculine herein may be interpreted as feminine or neuter, and words in the singular as plural, and vice versa, where the sense requires.
     5.5 Disputes.
          (a) Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement (except with respect to the Policy referred to in Section 4.3, which shall be governed by the dispute resolution provisions specified therein), including any claims for discrimination or other similar violation of federal law, shall be finally determined and settled by arbitration in Chicago, Illinois, in accordance with the rules and procedures regarding employment contract disputes as established by the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.
          (b) If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief that may be granted.
     5.6 Severability; Enforceability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void by the final determination of a court of competent jurisdiction in any jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, as to that jurisdiction and subject to this Section 5.6, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only, and shall be enforced in that jurisdiction as so limited to the maximum extent permitted by the law of that jurisdiction.
     5.7 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     5.8 Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:
          (a) If to the Company, c/o Global Retail Partners attn: Steven Lebow, at Global Retail Partners, Suite 1630, 2121 Avenue of the Stars, Los Angeles, California 90067, with a copy to Donald Schwartz at Latham & Watkins, Sears Tower, Suite 5800, 233 South Wacker Drive, Chicago, Illinois 60606 (312-993-9767 fax) or to such other address or addresses as the Company may specify in writing from time to time.
          (b) If to the Executive, to her at the address set forth below under her signature or such other residence as she may designate to the Company as her residence from time to time; or at any other address as she may specify in writing from time to time.
     5.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     5.10 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Board and signed by the Executive and the Company. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity. Notwithstanding the foregoing, the Company may amend this Agreement at anytime without the consent of the Executive and/or take such action as it deems necessary and reasonable in order to make any payments pursuant to this Agreement compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and any guidance issued thereunder.
     5.11 No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with, or to avoid or evade, the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.
[Signature Pages Immediately Follow]

[Signature Page to Employment Agreement Dated June 23, 2006]

ULTA SALON, COSMETICS & FRAGRANCE, INC.		EXECUTIVE

By:	/s/ Dennis Eck	/s/ Lyn Kirby
Name:	Dennis Eck	Name: Lyn Kirby
Title:	Non-Executive Chairman

Appendix I
If 100% of performance target is met, then Executive shall receive her full bonus. If the performance targets are not met, then Executive shall be eligible for a bonus equal to a percentage of her Target Bonus only if at least 91% of the performance targets are met. Such percentage shall equal 12.5% of her Target Bonus for each 1% increase in performance over 90% of the performance targets.

Percent of
Performance Target
Achieved	Bonus Percentage	Actual Bonus Paid

91%	12.5	75,000
92%	25	150,000
93%	37.5	225,000
94%	50	300,000
95%	62.5	375,000
96%	75	450,000
97%	87.5	525,000
98%	100	600,000
99%	112.5	675,000
100%	125	750,000